CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of JPMorgan Trust IV of our reports dated April 24, 2024, relating to the financial statements and financial highlights for the funds constituting JPMorgan Trust IV listed in Appendix A (the “Funds”), which appear in the Funds’ Annual Report on Form N-CSR for the period ended February 29, 2024. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

June 20, 2024

Appendix A

JPMorgan Institutional Tax Free Money Market Fund	For the year ended February 29, 2024

JPMorgan Securities Lending Money Market Fund	For the year ended February 29, 2024

JPMorgan Ultra-Short Municipal Fund	For the year ended February 29, 2024

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